CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust II and to the use of our report dated December 30, 2024 on the financial statements and financial highlights of The Ambassador Fund and The Diplomat Fund, each a series of shares of Investment Managers Series Trust II. Such financial statements and financial highlights appear in the 2024 Annual Financial Statements in Form N-CSR which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

February 27, 2025